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                                                                       Exhibit 1

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                                 PRESS RELEASE

                                                     Contacts: Arthur C. Wiener
                                                               (212) 465-3000
                                                               Michael R. Harmon
                                                               (910) 665-3037

GREENSBORO, N.C., MAY 20, 1996/PRNewswire - Galey & Lord, Inc. (NYSE:GNL) today announced that it has signed a definitive agreement to purchase Dimmit Industries, S.A. de C.V. from Farah Incorporated (NYSE:FRA) for approximately $22.5 million in cash. Dimmit is composed of six manufacturing facilities in Piedras Negras, Mexico and sews and finishes pants and shorts for the men's casual wear market. Galey & Lord is extending its franchise as a manufacturer through its newly formed subsidiary G&L Service Company, North America, Inc. and will produce finished garments made from the Company's fabric and sell these garments to the Company's current customers. Mr. Arthur C. Wiener, Chairman and CEO of Galey & Lord, indicated that "there has been a trend by our customers to outsource portions of their overall garment production. Mexico, because of NAFTA, has presented an alternative option to imports from the Pacific Rim. By being able to offer one-stop shopping and make the manufacturing chain more efficient, we believe we will be able to reduce our customers lead time, as well as eliminating some of the difficulties that exist in coordinating the movement of products between multiple contractors. This more efficient system should enable us to continue to mitigate the effects of garments from the Pacific Rim and expand our core fabric business. We also believe that our expertise in the finishing of fabrics can be translated into new and better products in the finishing of garments."

Mr. Wiener also emphasized that "the Company's customer base will remain the same and that we will not become a competitor of our customers."

The proposed acquisition of Dimmit is scheduled to close in early June 1996 and is conditioned upon consents of the lenders of Galey & Lord and Farah.

Galey & Lord is a leading manufacturer of high-quality woven cotton and cotton-blended apparel fabrics, sold principally to manufacturers of sportswear and commercial uniforms. The Company also manufactures fabrics used in home furnishings, including comforters, bedspreads and curtains.